Exhibit 4.3

Execution Version

ANTERO RESOURCES CORPORATION,

As Issuer,

MONROE PIPELINE LLC and ANTERO SUBSIDIARY HOLDINGS LLC,

as Subsidiary Guarantors,

ANTERO MINERALS LLC and MU MARKETING LLC,

as the New Guarantors,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

SECOND SUPPLEMENTAL INDENTURE,

dated as of June 3, 2020

to Indenture

dated as of March 17, 2015

5.625% Senior Notes due 2023

This Second Supplemental Indenture, dated as of June 3, 2020 (this “Supplemental Indenture”), is among Antero Minerals LLC, a Delaware limited liability company, and MU Marketing LLC, a Delaware limited liability company (together, the “New Guarantors” and each, a “New Guarantor”), Antero Resources Corporation, a Delaware corporation (the “Issuer”), the other guarantors named herein and Wells Fargo Bank, National Association, as Trustee under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Issuer and the Trustee are parties to an indenture, dated as of March 17, 2015 (the “Base Indenture”), providing for the issuance of an aggregate principal amount of $750,000,000 of 5.625% Senior Notes due 2023 of the Issuer (the “Securities”), as supplemented by the First Supplemental Indenture, dated as of March 12, 2019 (the Base Indenture, as so supplemented, the “Indenture”);

WHEREAS, Section 3.11 of the Base Indenture provides that after the Issue Date the Issuer is required to cause (a) each Wholly-Owned Subsidiary of the Issuer (other than a Foreign Subsidiary) formed or acquired after the Issue Date and (b) any other Domestic Subsidiary (except the Issuer) that is not already a Subsidiary Guarantor that guarantees any Indebtedness of the Issuer or a Subsidiary Guarantor, in each case to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will unconditionally guarantee, on a joint and several basis with the other Subsidiary Guarantors, the full and prompt payment of the principal of, premium, if any, and interest on the Securities;

WHEREAS, pursuant to Section 9.1 of the Base Indenture, the Trustee, the New Guarantors, the other Subsidiary Guarantors and the Issuer are authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture, without the consent of any Securityholder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantors, the Issuer, the other Subsidiary Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

ARTICLE I

Definitions

SECTION 1.1   Defined Terms.  As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined.  The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

Agreement to Be Bound; Guarantee

SECTION 2.1   Agreement to Be Bound.  Each New Guarantor hereby becomes a party to the Indenture as a Subsidiary Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Subsidiary Guarantor under the Indenture.  Each New Guarantor agrees to be bound by all of the provisions of the Indenture applicable to a Subsidiary Guarantor and to perform all of the obligations and agreements of a Subsidiary Guarantor under the Indenture.

SECTION 2.2   Guarantee.  Each New Guarantor agrees, on a joint and several basis, to fully, unconditionally and irrevocably Guarantee to each Holder of the Securities and the Trustee the Obligations pursuant to Article X of the Indenture.

ARTICLE III

Miscellaneous

SECTION 3.1   Notices.  All notices and other communications to the New Guarantors shall be given as provided in the Indenture, at the respective address set forth below, with a copy to the Issuer as provided in the Base Indenture for notices to the Issuer.

Antero Minerals LLC

1615 Wynkoop Street

Denver, Colorado 80202

MU Marketing LLC

1615 Wynkoop Street

Denver, Colorado 80202

SECTION 3.2    Parties.  Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Base Indenture or any provision herein or therein contained.

SECTION 3.3    Governing Law.  This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 3.4    Severability Clause.  In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 3.5    Ratification of Indenture; Supplemental Indenture Part of Indenture.  Except as expressly supplemented and amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.  The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

SECTION 3.6    Counterparts.  The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto.  Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

SECTION 3.7    Headings.  The headings of the Articles and the Sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

ANTERO RESOURCES CORPORATION
MONROE PIPELINE LLC
ANTERO SUBSIDIARY HOLDINGS LLC
ANTERO MINERALS LLC
MU MARKETING LLC

By:	/s/ Alvyn A. Schopp
Name:	Alvyn A. Schopp
Title:	Chief Administrative Officer and Regional Senior Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Corey J. Dahlstrand
Name:	Corey J. Dahlstrand
Title:	Corporate Trust Officer

[Signature Page to Second Supplemental Indenture to 2023 Notes]